EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SEI Investments Company:
We consent to the incorporation by reference in the registration statement (No. 2-73997, No. 333-41343, No. 333-63709, No. 333-111224, No. 333-149549, and No. 333-197598) on Form S-8 of SEI Investments Company of our report dated February 24, 2020, with respect to the consolidated balance sheets of SEI Investments Company and Subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10 K of SEI Investments Company.
Our report on the financial statements refers to changes in accounting principle for leases in 2019 and revenue recognition in 2018 due to the adoption of new accounting standards.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 24, 2020